Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in definition of pre-tax operating income to exclude the impact of fair market value changes related to the agent deferred compensation plan as described in Note 1 and Note 16, as to which the date is May 11, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in CNO Financial Group, Inc.’s Current Report on Form 8-K dated May 11, 2015. We also consent to the incorporation by reference of our report dated February 20, 2015 relating to the financial statement schedules, which appears in CNO Financial Group, Inc.’s Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Indianapolis, Indiana
May 11, 2015